NEWS RELEASE	1101 E. Arapaho Road Richardson, TX 75081 972-234-6400 tel 972-234-1467 fax

Financial Contact
Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact
Jay Barbour, Vice President of Marketing
972.664.8107, jbarbour@intrusion.com

Intrusion Inc. Announces Nasdaq Capital Market Listing Deficiency

Richardson, Texas — June 29, 2006 — Intrusion Inc. (NasdaqSC: INTZ), (“Intrusion”) announced today that it has received notice from the staff at the Nasdaq Listing Qualifications Department of non-compliance with Nasdaq Marketplace Rule 4310(c)(4) because Intrusion’s closing bid price was under $1.00 per share for 30 consecutive business days. In accordance with Marketplace Rule 4310(c)(8)(D), Intrusion will be provided 180 calendar days, or until December 26, 2006, to regain compliance. The notice from Nasdaq states that, if, at anytime before December 26, 2006, the bid price of Intrusion’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq Listing Qualifications Staff will provide written notification that it complies with the Rule. If Intrusion is unable to comply by December 26, 2006, the Nasdaq staff will determine at that time whether Intrusion’s common stock should be delisted from the Nasdaq Capital Market. If such a determination is made, Intrusion may appeal that determination to a Listing Qualifications Panel.

The 180 day period relates exclusively to the bid price deficiency. Intrusion may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice. Intrusion has recently reported being notified by Nasdaq of noncompliance with Nasdaq Marketplace Rule 4310(c)(2)(B) which requires Intrusion to have a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Intrusion is appealing to a Nasdaq Listing Qualifications panel and is scheduled to meet with the panel on August 3, 2006.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions. Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location system, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance, including, without limitation, statements relating to Intrusion’s intention to submit a compliance plan and pursue continued Nasdaq listing. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, risks associated with the uncertainty of compliance plan, Intrusion’s ability to remain listed on the Nasdaq Capital Market, its ability to execute on any proposed compliance plan  and its ability to comply with all Nasdaq’s continued listing requirements in the future, as well as other risks and uncertainties identified in its Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission. Copies of these filings can be obtained from Intrusion’s Investor Relations department.